GUARANTY OF INTERNATIONAL TOWER HILL MINES LIMITED

TALON GOLD ALASKA, INC. ("Subsidiary"), an Alaska corporation the address of which is 8955 South Ridgeline Boulevard, Suite 1800, Highlands Ranch, Colorado 80129, is a wholly owned subsidiary of **INTERNATIONAL TOWER HILL MINES LIMITED** ("Parent"), a Canadian corporation the address of which is 1901-1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3.

UNIVERSITY OF ALASKA ("University"), a corporation organized and existing under the constitution and laws of the State of Alaska, whose address is 3890 University Lake Drive, Suite 103, Anchorage, Alaska 99508, and Subsidiary are parties to that certain Exploration Agreement With Option To Lease ("the Agreement") effective as of **JANAUARY 1, 2007**, by and between University and Subsidiary. Each of University and Subsidiary has requested that Parent give to University a guaranty of Subsidiary's duties, obligations, and liabilities arising under (1) the Agreement or (2) any and all agreements or other instruments executed pursuant thereto (individually "Other Document"; collectively "Other Documents").

THEREFORE, Parent, at the request of Subsidiary and University, and to induce University to enter into the Agreement, hereby irrevocably and unconditionally guarantees to University the full performance, fulfillment, and satisfaction of all of the duties, obligations, and liabilities of Subsidiary arising under or pursuant to the Agreement or any Other Document.

If for any reason any duty, obligation, or liability of Subsidiary under the Agreement or any Other Document is not performed, fulfilled, or satisfied by Subsidiary within the time or in the manner required, Parent shall perform, fulfill, or satisfy (or cause to be performed, fulfilled, or satisfied) each of such duties, obligations, and liabilities; provided, however, that (1) University must first make demand upon Subsidiary before making demand on Parent and (2) Parent shall be entitled to any and all benefits arising by virtue of any defense, set-off, counterclaim, or cross-claim available to Subsidiary except failure of consideration or bankruptcy of Subsidiary (collectively hereinafter referred to as "defense") except that Parent shall be bound by any prior judicial determination, if any, concerning any such defense asserted by Subsidiary.

Parent agrees that this guaranty shall not be discharged, limited, or reduced except by complete performance of the duties, obligations, and liabilities of Subsidiary guaranteed hereby or upon the full and complete replacement hereof with a guaranty in the same form executed by a new guarantor determined in writing by University in the exercise of its reasonable discretion to be at least equally as capable as Parent as satisfying the duties, obligations, and liabilities of Parent hereunder.

The provisions of the Agreement or any Other Document may be changed as allowed by law without the consent of or notice to Parent and this guaranty shall guarantee the performance of the Agreement and all Other Documents as changed. Parent warrants that it has adequate means to obtain from Subsidiary on a continuing basis information concerning the Agreement and all Other Documents or the performance thereof and that it is not relying upon University to provide such information, now or in the future.

This guaranty shall not be affected by University's delay or failure to enforce any of its rights except to the extent such delay or failure gives rise to a defense available to Subsidiary.

If the Agreement or any Other Document terminates and University has any rights against Subsidiary with respect to any duty, obligation, or liability of Subsidiary arising under the Agreement or any Other Document, University can enforce those rights against Parent pursuant hereto.

Parent waives any right it may have to require University to proceed against or exhaust any bond or other security that University holds from Subsidiary or pursue any other remedy in University's power. Until all of Subsidiary's duties, obligations, and liabilities under the Agreement and all Other Documents have been discharged in full, Parent has no right of subrogation against any bond or other security that University may hold. Parent waives all presentments, notices of dishonor, notices of nonperformance, demands for performance except as specified herein, protests, notices of protest, and notices of acceptance of this guaranty.

If Subsidiary disposes of its interest in the Agreement or any Other Document in whole or in part, "Subsidiary" as used in this guaranty, shall mean Subsidiary's successors or Subsidiary and concurrent interest holders, as applicable.

Parent hereby waives any defense based upon any act or omission of University (except acts or omissions in bad faith) which materially increases the scope of Parent's risk, including negligent administration of the Agreement or any Other Document.

This guaranty shall be in addition to and without prejudice to any other security given by anyone (including but not limited to Subsidiary to University) and held at any time by University in connection with any such duty, obligation, and liability.

This guaranty shall be interpreted, construed, and enforced in accordance with the laws of Alaska. Venue for any civil action relating to this guarantee shall be in the Third Judicial District, State of Alaska.

This guaranty shall be binding upon Parent and the successors and assigns of Parent and shall inure to the benefit of University and its successors and assigns. All notices required or permitted to be given pursuant to this guaranty shall be in writing and shall be addressed respectively as follows:

Parent: INTERNATIONAL TOWER HILL MINES LIMITED
Attn: President
1901-1177 West Hastings Street
Vancouver, British Columbia
CANADA V6E 2K3
Telephone: 604-683-6332
Fascimile: 604-408-7499

University: University of Alaska
Land Management
3890 University Lake Drive, Suite 103
Anchorage, Alaska 99508
Telephone: 907-786-7766
Fascimile: 907-786-7733

All notices shall be given (a) by personal delivery to the addressee, (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (c) by registered or certified mail return receipt requested. All notices hail be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours or on the next business day following delivery if not delivered during normal business hours, (ii) if by electronic communication, on the next business day following the day of receipt (said day of receipt being the day of receipt at the office of the recipient) of the electronic communication, and (iii) if solely by mail, on the next business day after actual receipt.

This writing is intended by the parties to be the final expression of this guaranty, and is intended as a complete and exclusive statement of the terms of this guaranty. There are no conditions to the full effectiveness of this guaranty other than those contained therein.

EXECUTED this 22 day of FEBRUARY, 2007.

INTERNATIONAL TOWER HILL MINES LIMITED

By: [signature]
Name: Jeffrey Pontius
Title: President

STATE OF Colorado)
County of Douglas) ss.
_____ JUDICIAL DISTRICT)

On this 22nd day of February, 2007, the foregoing agreement was acknowledged before me by [name] Jeffrey Pontius, [title] President of INTERNATIONAL TOWER HILL MINES LIMITED, a Canadian corporation, on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

Mona Dardanis

Notary Public in and for the State of Colorado
Residing at Denver Colorado
My Commission Expires 1-23-08

MONA D. DARDANIS
NOTARY PUBLIC
STATE OF COLORADO